Exhibit 10.1

Insider Letter Acknowledgement and Agreement

Reference is made to the letter agreement delivered to Vantage Energy Acquisition Corp., a Delaware corporation (the “Company”), dated April 10, 2017 and attached hereto as Exhibit A (the “Insider Letter”). In exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned acknowledge and agree as follows: (i) they are each an Insider (as such term is defined in the Insider Letter) for the purposes of the Insider Letter and (ii) to be bound by the terms of the Insider Letter as they relate to directors and Insiders (as such term is defined in the Insider Letter) of the Company.

This acknowledgement and agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to such state’s principles of conflicts of law that would cause the laws of any other jurisdiction to apply.

Agreed and acknowledged as of the 10th day of April 2018.

DIRECTORS

/s/ M. Timothy Carey
M. Timothy Carey

/s/ Alan J. Katz
Alan J. Katz

Acknowledged and Agreed:

Vantage Energy Acquisition Corp.

By:	/s/ Jeffery A. Zlotky
Name:	Jeffery A. Zlotky
Title:	Secretary

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Exhibit A – Insider Letter

EXECUTION

April 10, 2017

Vantage Energy Acquisition Corp.

5221 N. O’Connor Boulevard, 11th Floor

Irving, TX 75039

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among Vantage Energy Acquisition Corp., a Delaware corporation (the “Company”), and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co., as representatives (the “Representatives”) of the several underwriters (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 55,200,000 of the Company’s units (including up to 7,200,000 units which may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and one-third of one warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder thereof to purchase one share of the Class A Common Stock at a price of $11.50 per share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to the registration statements on Form S-1 No. 333-216129 and 333-217239 and prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) and the Company shall apply to have the Units listed on the NASDAQ Capital Market. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NGP Vantage Energy LLC (the “Sponsor”) and each of the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team (each an “Insider” and collectively the “Insiders”), hereby agrees with the Company as follows:

1. The Sponsor and each Insider agrees that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall vote all Founder Shares and any shares acquired by it, him or her in the Public Offering or the secondary public market in favor of such proposed Business Combination and not redeem any shares of Common Stock owned by it, him or her in connection with such stockholder approval.

2. The Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within 24 months from the closing of the Public Offering, or such later period approved by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation, the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Class A Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. The Sponsor and the Insiders agree to not propose any amendment to the Company’s amended and restated certificate of incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within 24 months from the closing of the Public Offering, unless the Company provides its Public Stockholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, divided by the number of then outstanding Offering Shares.

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The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares. The Sponsor and each Insider hereby further waives, with respect to any shares of the Common Stock held by it, him or her, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase shares of the Common Stock and in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Company’s public shares if the Company has not consummated a Business Combination within 24 months from the closing of the Public Offering (although the Sponsor, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any shares of the Common Stock (other than the Founder Shares) it or they hold if the Company fails to consummate a Business Combination within 24 months from the date of the closing of the Public Offering).

3. During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the undersigned shall not, without the prior written consent of the Representatives, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, any Units, shares of Class A Common Stock, shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by him, her or it, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, shares of Common Stock, Founder Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Class A Common Stock owned by him, her or it, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). If the undersigned is an officer or director of the Company, the undersigned further agrees that the forgoing restrictions shall be equally applicable to any issuer-directed Units that the undersigned may purchase in the Public Offering.

4. In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any officer, member or manager of the Sponsor) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party (other than the Company’s independent public accountants) for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per share of the Offering Shares and (ii) the actual amount per share of the Offering Shares held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, less franchise and income taxes payable, except as to any claims by a third party or Target that executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible for any liability as a result of any such third party claims. Notwithstanding any of the foregoing, such indemnification of the Company by the Sponsor shall not apply as to any claims under the Company’s obligation to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies the Company in writing that it shall undertake such defense.

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5. To the extent that the Underwriters do not exercise their over-allotment option to purchase an additional 7,200,000 Units (as described in the Prospectus), the Sponsor agrees to forfeit, for cancellation at no cost, a number of Founder Shares equal to 1,800,000 multiplied by a fraction, (i) the numerator of which is 7,200,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 7,200,000.  The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares of Common Stock after the Public Offering. The Sponsor further agrees that to the extent that (a) the size of the Public Offering is increased or decreased and (b) the Sponsor has either purchased or sold shares of Common Stock or an adjustment to the number of Founder Shares has been effected by way of a stock split, stock dividend, reverse stock split, contribution back to capital or otherwise, in each case in connection with such increase or decrease in the size of the Public Offering, then (A) the references to 7,200,000 in the numerator and denominator of the formula in the first sentence of this paragraph shall be changed to a number equal to 15% of the number of the Units issued in the Public Offering and (B) the reference to 1,800,000 in the formula set forth in the first sentence of this paragraph shall be adjusted to such number of Founder Shares that the Sponsor would have to collectively return to the Company in order for all holders of Founder Shares to hold an aggregate of 20.0% of the Company’s issued and outstanding shares of Common Stock after the Public Offering.

6. (a) The Sponsor and each Insider hereby agrees not to participate in the formation of, or become an officer or director of, any other blank check company until the Company has entered into a definitive agreement with respect to a Business Combination or the Company has failed to complete a Business Combination within 24 months after the closing of the Public Offering.

(b) Each of the Sponsor and each Insider hereby agrees and acknowledges that: (i) each of the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or Insider of his, her or its obligations under paragraphs 6(a), 7(a) and 7(b), (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7. (a) Subject to certain limited exceptions, the Sponsor and each Insider agrees not to transfer, assign or sell any Founder Shares held by it, him or her until one year after the date of the consummation of a Business Combination or earlier if, subsequent to a Business Combination, (i) the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the consummation of a Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Lock-up”).

(b) Subject to certain limited exceptions, the Sponsor and each Insider agrees not to transfer, assign or sell any Private Placement Warrants or Class A Common Stock underlying such warrants held by it, him or her, until 30 days after the completion of a Business Combination.

(c) Notwithstanding the provisions set forth in paragraphs 7(a) and (b), transfers of the Founder Shares, Private Placement Warrants and shares of Class A Common Stock underlying the Private Placement Warrants are permitted (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor or their affiliates, or any affiliates of the Sponsor (b) in the case of an individual, by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by virtue of the laws of the state of Delaware or the Sponsor’s operating agreement upon dissolution of the Sponsor; (f) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the shares were originally purchased; (g) in the event of the Company’s liquidation prior to the completion of a Business Combination; (h) to any “Permitted Transferee” as defined in the Forward Purchase Agreement; or (i) in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of a Business Combination; provided, however, that in the case of clauses (a) through (f) and (h), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

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8. Each Insider’s biographical information furnished to the Company that is included in the Prospectus is true and accurate in all respects and does not omit any material information with respect to such Insider’s background. Each Insider’s questionnaire furnished to the Company is true and accurate in all respects. Each Insider represents and warrants that: such Insider is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; such Insider has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and such Insider is not currently a defendant in any such criminal proceeding; and neither such Insider nor the Sponsor has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

9. (a) Except as disclosed in the Prospectus, neither the Sponsor nor any affiliate of the Sponsor, nor any director or officer of the Company, shall receive any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is). However, such persons may receive the following payments, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: repayment of a loan of up to $200,000 made to the Company by the Sponsor, pursuant to a Promissory Note dated February 14, 2017; payment of an aggregate of $10,000 per month, to the Sponsor, for office space, utilities, secretarial support and administrative services, pursuant to an Administrative Services Agreement, dated April 10, 2017; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating, negotiating and consummating an initial Business Combination; and repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

(b) The Sponsor shall not seek reimbursement from the Company for any fees or reimbursement of expenses that it pays to Vantage Energy Partners, LLC, a Delaware limited liability company (“VEP”), under the services agreement between the Sponsor and VEP if such fees and expenses would not be reimbursable pursuant to Section 9(a) of this Letter Agreement if the expenses paid by VEP (including, but not limited to, the salaries of VEP’s employees and VEP’s general and administrative expenses) had been incurred directly by the Sponsor.

10. The Sponsor has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and each Insider hereby consents to being named in the Prospectus as an officer and/or director of the Company, as applicable.

11. As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Founder Shares” shall mean the shares of the Class B Common Stock of the Company held by the Sponsor, the Company’s independent directors and any other holder prior to the consummation of the Public Offering; (iii) “Private Placement Warrants ” shall mean the warrants to purchase 7,733,333 shares of Class A Common Stock (or 8,693,333 shares of Class A Common Stock if the Underwriters’ over-allotment option in connection with the Public Offering is exercised in full), that the Sponsor has agreed to purchase for an aggregate purchase price of approximately $11,600,000 (or approximately $13,040,000 if the Underwriters’ over-allotment option in connection with the Public Offering is exercised in full), or $1.50 per warrant, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (iv) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (v) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering shall be deposited; and (vi) “Forward Purchase Agreement” shall mean that certain Forward Purchase Agreement, dated as of April 10, 2017, by and between the Company and the Sponsor.

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12. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

13. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor, each Insider and each of their respective successors, heirs and assigns.

14. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

15. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

16. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by June 30, 2017, provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

[Signature page follows]

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Sincerely,

NGP VANTAGE ENERGY LLC

By:	/s/ Roger Biemans
Name:	Roger Biemans
Title:	Chief Executive Officer

/s/ Roger J. Biemans
Roger J. Biemans

/s/ Jill W. Lampert
Jill W. Lampert

/s/ Carey Peters
Carey Peters

/s/ Jeffrey A. Zlotky
Jeffrey A. Zlotky

/s/ Scott A. Gieselman
Scott A. Gieselman

/s/ Craig S. Glick
Craig S. Glick

/s/ Justin A. Gannon
Justin A. Gannon

/s/ William K. White
William K. White

Acknowledged and Agreed:

Vantage Energy Acquisition Corp.

By:	/s/ Jeffery A. Zlotky
Name: Jeffery A. Zlotky
Title: Secretary

[Signature Page to Letter Agreement]